UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2016

POWERSECURE INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-12014	84-1169358
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina	27587
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (919) 556-3056

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On March 23, 2016, PowerSecure Solar, LLC (“PowerSecure Solar”), a Delaware limited liability company and a wholly-owned subsidiary of PowerSecure International, Inc., a Delaware corporation (the “Company”), entered into a Termination for Convenience and Assignment and Assumption Agreement (the “Termination Agreement”) with Georgia Power Company (the “Utility”). The Termination Agreement terminated, by mutual agreement, that certain Engineering, Procurement and Construction Agreement, dated as of July 9, 2015 (the “EPC Contract”), between PowerSecure Solar and the Utility, relating to a solar project for the benefit of a customer of the Utility. The EPC Contract was terminated at the request and for the convenience of the Utility’s customer.

In connection with the Termination Agreement, PowerSecure Solar transferred to the Utility all of its rights, duties and obligations under its solar panel supply agreement, and the Utility agreed to pay PowerSecure Solar approximately $3.2 million, which is equal to the sum of the deposit paid by PowerSecure Solar to the solar panel supplier and the amount owed by PowerSecure Solar for certain engineering work product. In addition, the Utility fully released and discharged the underlying payment and performance bond. The Company did not incur any termination fees or penalties as a result of the termination of the EPC Contract.

The anticipated termination of the EPC Contract and underlying solar project was previously disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (“2015 Form 10-K”), which was filed on March 14, 2016, and this solar project was already removed entirely from the revenue backlog as previously reported in the 2015 Form 10-K. The material terms of the EPC Contract were disclosed by the Company in its Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on July 10, 2015. The EPC Contract was filed by the Company as an exhibit to Amendment No. 1 to the Company’s Quarterly Report on Form 10-Q/A for the quarterly period ended September 30, 2015, which was filed with the Securities and Exchange Commission on January 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Eric Dupont
Eric Dupont
Executive Vice President and Chief Financial Officer

Dated: March 29, 2016

3